Exhibit 99.6

[Peoples Community Bancorp, Inc. Logo]

Dear Prospective Investor:

I am pleased to announce an investment opportunity in Peoples Community Bancorp, Inc., the holding company for Peoples Community Bank, West Chester, Ohio.  We are raising capital through an offering of additional shares of our common stock to existing shareholders and members of the general public.  Our existing shareholders have a priority right to purchase all of the shares being offered.  Enclosed are a Subscription Certificate, Instructions For Use of Subscription Certificate and other materials relating to the offering.  Before making an investment decision, please review the enclosed Prospectus, which describes Peoples Community Bancorp, Inc. and the offering.  You will find answers to some questions you may have about the offering, beginning on page [3] of the Prospectus.

At the same time as we are conducting the rights offering to our existing shareholders, we are offering shares of our common stock in a community offering at the same subscription price of $       to members of the general public to whom a copy of the Prospectus is delivered.  The offering of shares of our common stock to members of the general public, however, is subject to the prior rights of our stockholders in the rights offering and our right to reject orders from members of the general public in whole or in part.  Please use the enclosed Subscription Certificate to subscribe for shares.

THE RIGHTS OFFERING AND COMMUNITY OFFERING WILL EXPIRE AT 5:00 P.M. EASTERN TIME ON             , 2004.  If  you wish to participate in the community offering, please read the Instructions For Use of Subscription Certificate and complete, execute and submit the Subscription Certificate, along with full payment for shares ordered.  You may use the enclosed [blue] return envelope, overnight delivery or registered mail.  Please be sure your payment is received prior to 5:00 p.m. Eastern Time on                , 2004.

If you have questions about Peoples Community Bancorp, Inc., the rights offering, or completing your Subscription Certificate, contact Keefe, Bruyette & Woods, our Information Agent, at (877) 798-6520. You may also contact us at (513) 870-3530.

Sincerely,

Jerry D. Williams
President and Chief Executive Officer

THIS LETTER IS NEITHER AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. THE SHARES OF COMMON STOCK ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENT AGENCY.